Exhibit 99.1

REALOGY REPORTS FINANCIAL RESULTS
FOR FULL YEAR 2015

Reports Revenue of $5.7 billion, a 7% Increase Year-over-Year;

Announces $275 Million Share Repurchase Program

MADISON, N.J. (February 24, 2016) - Realogy Holdings Corp. (NYSE: RLGY), the preeminent provider of residential real estate services in the United States, today reported financial results for the full year ended December 31, 2015, including the following highlights:

•	Revenue of $5.7 billion, which represents a 7% increase compared to 2014, was primarily driven by higher homesale transaction volume.

•	Net income was $184 million, a 29% increase from the prior year, and basic earnings per share was $1.26, up from $0.98 in 2014 (See Table 1).

•	Adjusted net income for the year was $219 million, and adjusted basic earnings per share was $1.49, increases of 27% and 26%, respectively, on a comparable basis to 2014 (See Table 1a).

•	Adjusted EBITDA was $845 million, compared to $779 million in 2014, a year-over-year increase of $66 million, or 8% (See Tables 5a and 5b).

•	The Company generated $437 million of free cash flow in full-year 2015, a 19% increase compared with $367 million during 2014 (See Table 7).

"We delivered solid results for the full year, reflecting the successful execution of our strategy to drive growth and innovation in our business, and we are optimistic about the long-term growth prospects in the housing market and confident in the strength of our platforms to capitalize on the opportunities ahead," said Richard A. Smith, Realogy's chairman, chief executive officer and president. "In particular, we are pleased to have reached the milestone of authorizing the return of capital to shareholders, which has been an important goal and underscores our confidence in the strength of our business model. Our financial strength enables us to implement this program earlier than we anticipated while maintaining the flexibility to invest in growth."
Share Repurchase Program
Realogy today announced that its Board of Directors has authorized a share repurchase program of up to $275 million of the Company’s common stock. Repurchases may be made at management's discretion from time to time on the open market or through privately negotiated transactions. The size and timing of these repurchases will depend on price, market and economic conditions, legal and contractual requirements and other factors. The repurchase program has no time limit and may be suspended or discontinued at any time. The Company had approximately 146.7 million shares of common stock outstanding as of December 31, 2015.
Operational Results
In 2015, Realogy's franchise (RFG) and company-owned (NRT) business segments achieved a combined homesale transaction volume (transaction sides multiplied by average sale price) of approximately $456 billion, an 8%

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increase compared to 2014. RFG reported a homesale transaction increase of 3% and an average homesale price increase of 5%. NRT reported a homesale transaction increase of 9% and an average homesale price decrease of 2%. The increase in NRT's transaction sides was bolstered by the strategic acquisition of the Coldwell Banker United brokerage operations in Texas, the Carolinas and Florida, which had a lower average sales price relative to the remainder of NRT's markets.
In the fourth quarter of 2015, homesale transaction volume across the industry was adversely affected by the introduction of the new advance three-day closing disclosure regulations ("TRID"), which began impacting homesale transaction closings in mid-November. Specifically at NRT, where Realogy has the most visibility into transaction timing, TRID added approximately five days on average to the time necessary between the opening and closing of a homesale contract. While this change delayed closings into 2016 and impacted Realogy's revenue and Adjusted EBITDA in the fourth quarter of 2015, the Company believes that it is a timing issue, as the time needed to close a transaction has stabilized since the end of 2015. The Company also believes that TRID did not have any noticeable impact on NRT's contract cancellation rates or homebuyer demand in the fourth quarter.
In the title and settlement services sector, TRG was involved in the closing of approximately 169,000 transactions last year, reflecting a 15% increase in purchase units and a 40% increase in refinance units compared to the prior year. A portion of those gains was related to TRG's acquisition of Independence Title in 2015.
In the relocation segment, Cartus assisted in approximately 168,000 corporate and affinity relocations in nearly 150 countries in 2015, representing a 2% decline from 2014.
Looking Ahead
For the first quarter of 2016, Realogy expects to achieve homesale transaction volume gains in the range of 6% to 9% year-over-year for RFG and NRT combined. Based on the Company's closed and open sales activity in January and February, Realogy expects first quarter homesale transaction sides to be up 3% to 5% year-over-year and average homesale price to increase 3% to 4% on a company-wide basis.
"As we look to 2016, we are well positioned to build on the strong free cash flow we generated last year," said Anthony E. Hull, executive vice president, chief financial officer and treasurer. "We are focused on business optimization initiatives to enhance our value proposition and service levels while leveraging our scale and infrastructure to improve efficiency and maximize profitability."

Realogy expects its ongoing business optimization efforts to deliver approximately $40 million of annual run-rate cost savings at the start of 2017, after incurring approximately $37 million of total restructuring costs through the end of 2016. The Company expects to realize $25 million of savings in 2016.
Balance Sheet
The Company ended the year with cash and cash equivalents of $415 million and $200 million of outstanding borrowings under its revolving credit facility. Total long-term corporate debt, including the short-term portion, net of cash and cash equivalents, totaled $3,337 million at December 31, 2015. The ratio of total corporate debt, net of cash and cash equivalents, to Adjusted EBITDA for the 12 months ended December 31, 2015 was 3.9x times. In May 2016, the Company expects to use cash on hand and/or borrowings under its revolving credit facility or other financing to retire the $500 million of 3.375% Senior Notes that mature at that time.
A consolidated balance sheet is included as Table 2 of this press release.
Investor Conference Call
Today, February 24, at 8:30 a.m. (EST), Realogy will hold a conference call via webcast to review its full year 2015 results. The call will be hosted by Richard A. Smith, chairman, chief executive officer and president, and Anthony

Realogy Reports Financial Results for Full Year 2015                            3

E. Hull, executive vice president, chief financial officer and treasurer, and will conclude with an investor Q&A period with management.
Investors may access the conference call live via webcast at www.realogy.com under "Investors" or by dialing (888) 895-3527 (toll free); international participants should dial (706) 679-2250. Please dial in at least 5 to 10 minutes prior to start time. A webcast replay also will be available from February 24 through March 10, 2016.
About Realogy Holdings Corp.
Realogy Holdings Corp. (NYSE: RLGY) is a global leader in residential real estate franchising and brokerage with many of the best-known industry brands including Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, The Corcoran Group®, ERA®, Sotheby's International Realty® and ZipRealty®.  Collectively, Realogy's franchise system members operate approximately 13,600 offices with more than 256,800 independent sales associates conducting business in 110 countries and territories around the world.  NRT LLC, Realogy’s company-owned real estate brokerage, is the largest residential brokerage company in the United States, operates under several of Realogy’s brands and also provides related residential real estate services. The Company also owns Cartus, a prominent worldwide provider of relocation services to corporate and affinity clients, and Title Resource Group (TRG), a leading provider of title, settlement and underwriting services.  Realogy is headquartered in Madison, New Jersey.
Forward-Looking Statements
Certain statements in this press release constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy Holdings Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "projects", "estimates" and "plans" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.
Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: adverse developments or the absence of sustained improvement in general business, economic and political conditions; adverse developments or the absence of improvement in the residential real estate markets including but not limited to the lack of sustained improvement in the number of home sales and/or stagnant or declining home prices, low levels of consumer confidence, the impact of slow economic growth or future recessions and related high levels of unemployment in the U.S. and abroad, continued low inventory levels, renewed high levels of foreclosures, seasonal fluctuations in the residential real estate brokerage business, and increasing mortgage rates and down payment requirements and/or constraints on the availability of mortgage financing; the Company's geographic and high-end market concentration, particularly with respect to its Company-owned brokerage operations; the Company's failure to enter into or renew franchise agreements or maintain its brands; risks relating to our outstanding debt and interest obligations; variable rate indebtedness which subjects the Company to interest rate risk; the Company's inability to access capital or refinance or repay existing indebtedness; the Company's inability to realize the benefits from acquisitions; any outbreak or escalation of hostilities on a national, regional or international basis; government regulation as well as legislative, tax or regulatory changes that would adversely impact the residential real estate market, including but not limited to potential reform of the financing of the U.S. housing and mortgage markets and/or the Internal Revenue Code and changes in state or federal employment laws or regulations that would require reclassification of independent contractor sales associates to employee status, and wage and hour regulations; the Company's inability to sustain improvements in its operating efficiency and to achieve anticipated cost savings from its business optimization initiatives; any adverse resolution of litigation, governmental or regulatory proceedings or arbitration

Realogy Reports Financial Results for Full Year 2015                            4

awards; and the final resolution or outcomes with respect to Cendant's (our former parent) remaining contingent liabilities.
Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings "Forward-Looking Statements" and "Risk Factors" in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2015, and our other filings made from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.
Non-GAAP Financial Measures
This release includes certain non-GAAP financial measures as defined under SEC rules. See Table 8 for definitions of these non-GAAP financial measures and Tables 1a, 5a, 5b, 6, and 7 for reconciliations of the historical non-GAAP financial measures to their most comparable GAAP terms.
Because of the forward-looking nature of the Company’s forecasted non-GAAP financial measures, specific quantifications of the amounts that would be required to reconcile forecasted Adjusted EBITDA to forecasted EBITDA and forecasted net income are not readily determinable. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP measures to forecasted GAAP measures would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

Investor Contacts:	Media Contact:
Alicia Swift	Mark Panus
(973) 407-4669	(973) 407-7215
alicia.swift@realogy.com	mark.panus@realogy.com

Jennifer Halchak
(973) 407-7487
jennifer.halchak@realogy.com

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Table 1

REALOGY HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Year Ended December 31,
	2015	2014	2013
Revenues
Gross commission income	$4,288	$4,028	$3,946
Service revenue	882	802	867
Franchise fees	353	333	322
Other	183	165	154
Net revenues	5,706	5,328	5,289
Expenses
Commission and other agent-related costs	2,931	2,755	2,691
Operating	1,458	1,350	1,371
Marketing	226	214	199
General and administrative	337	293	327
Former parent legacy benefit, net	(15)	(10)	(4)
Restructuring costs, net	10	(1)	4
Depreciation and amortization	201	190	176
Interest expense, net	231	267	281
Loss on the early extinguishment of debt	48	47	68
Other (income)/expense, net	(3)	(2)	1
Total expenses	5,424	5,103	5,114
Income before income taxes, equity in earnings and noncontrolling interests	282	225	175
Income tax expense (benefit)	110	87	(242)
Equity in earnings of unconsolidated entities	(16)	(9)	(26)
Net income	188	147	443
Less: Net income attributable to noncontrolling interests	(4)	(4)	(5)
Net income attributable to Realogy Holdings	$184	$143	$438

Earnings per share attributable to Realogy Holdings:
Basic earnings per share	$1.26	$0.98	$3.01
Diluted earnings per share	$1.24	$0.97	$2.99
Weighted average common and common equivalent shares of Realogy Holdings outstanding:
Basic	146.5	146.0	145.4
Diluted	148.1	147.2	146.6

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Table 1a

REALOGY HOLDINGS CORP.
Adjusted Net Income and Adjusted Earnings Per Share
(In millions, except per share data)

Set forth in the table below is a reconciliation of Net income to Adjusted net income for the years ended December 31, 2015, 2014 and 2013:

	Year Ended December 31,
	2015	2014	2013
Net income attributable to Realogy Holdings	$184	$143	$438
Addback:
Loss on the early extinguishment of debt, net of tax	29	28	40
Mark-to-market interest rate swap adjustments, net of tax	12	19	(2)
Former parent legacy benefit, net of tax	(9)	(6)	(2)
Reversal of the income tax valuation allowance	—	(11)	(341)
Bararsani legal settlement, net of tax	3	—	—
Adjusted net income attributable to Realogy Holdings	$219	$173	$133

Adjusted earnings per share
Basic earnings per share:	$1.49	$1.18	$0.91
Diluted earnings per share:	$1.48	$1.18	$0.91

Weighted average common and common equivalent shares outstanding:
Basic:	146.5	146.0	145.4
Diluted:	148.1	147.2	146.6

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Table 2

REALOGY HOLDINGS CORP.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	December 31, 2015	December 31, 2014

ASSETS
Current assets:
Cash and cash equivalents	$415	$313
Trade receivables (net of allowance for doubtful accounts of $20 and $27)	141	116
Relocation receivables	279	297
Other current assets	126	120
Total current assets	961	846
Property and equipment, net	254	233
Goodwill	3,618	3,477
Trademarks	745	736
Franchise agreements, net	1,428	1,495
Other intangibles, net	316	341
Other non-current assets	209	176
Total assets	$7,531	$7,304

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$139	$128
Securitization obligations	247	269
Due to former parent	31	51
Current portion of long-term debt	740	19
Accrued expenses and other current liabilities	448	411
Total current liabilities	1,605	878
Long-term debt	2,962	3,836
Deferred income taxes	267	171
Other non-current liabilities	275	236
Total liabilities	5,109	5,121
Commitments and contingencies
Equity:
Realogy Holdings preferred stock: $.01 par value; 50,000,000 shares authorized, none issued and outstanding at December 31, 2015 and December 31, 2014	—	—
Realogy Holdings common stock: $.01 par value; 400,000,000 shares authorized 146,746,537 shares outstanding at December 31, 2015 and 146,382,923 shares outstanding at December 31, 2014	1	1
Additional paid-in capital	5,733	5,677
Accumulated deficit	(3,280)	(3,464)
Accumulated other comprehensive loss	(36)	(35)
Total stockholders' equity	2,418	2,179
Noncontrolling interests	4	4
Total equity	2,422	2,183
Total liabilities and equity	$7,531	$7,304

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Table 3a

REALOGY HOLDINGS CORP.
2015 KEY DRIVERS

	Quarter Ended				Year Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	December 31, 2015
RFG (a) (b)
Closed homesale sides	212,139	307,293	318,873	263,028	1,101,333
Average homesale price	$251,373	$266,456	$267,296	$266,874	$263,894
Average homesale broker commission rate	2.52%	2.52%	2.52%	2.49%	2.51%
Net effective royalty rate	4.52%	4.48%	4.47%	4.46%	4.48%
Royalty per side	$302	$312	$312	$309	$309
NRT
Closed homesale sides (c)	60,187	99,435	99,789	77,333	336,744
Average homesale price (d)	$502,597	$493,746	$479,874	$487,024	$489,673
Average homesale broker commission rate	2.43%	2.46%	2.48%	2.47%	2.46%
Gross commission income per side	$13,019	$12,830	$12,524	$12,645	$12,730
Cartus
Initiations	38,168	51,528	42,303	35,750	167,749
Referrals	18,022	29,033	30,010	22,466	99,531
TRG
Purchase title and closing units (e)	21,643	35,596	41,245	32,057	130,541
Refinance title and closing units (f)	9,496	9,815	9,989	9,244	38,544
Average fee per closing unit	$1,751	$1,795	$1,932	$1,928	$1,861
_______________

(a)	Includes all franchisees except for NRT.

(b)
In April 2015, NRT acquired a large franchisee of RFG. As a result of the acquisition, the drivers of the acquired entity shifted from RFG to NRT. Closed homesale sides for RFG, excluding the impact of the acquisition, would have increased 5% for the year ended December 31, 2015 compared to 2014. The acquisition did not have a significant impact on the change in average homesale price for RFG.

(c)
Closed homesale sides for NRT, excluding the impact of larger acquisitions with an individual purchase price greater than $20 million, would have increased 2% for the year ended December 31, 2015 compared to 2014.

(d)
Average homesale price for NRT, excluding the impact of larger acquisitions with an individual purchase price greater than $20 million, would have increased 1% for the year ended December 31, 2015 compared to 2014.

(e)	The amounts presented for the year ended December 31, 2015 include 13,304 purchase units as a result of the acquisition of Independence Title on July 1, 2015.

(f)	The amounts presented for the year ended December 31, 2015 include 3,403 refinance units as a result of the acquisition of Independence Title on July 1, 2015.

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Table 3b

REALOGY HOLDINGS CORP.
2014 KEY DRIVERS

	Quarter Ended				Year Ended
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	December 31, 2014
RFG (a)
Closed homesale sides	203,972	293,450	306,338	261,578	1,065,339
Average homesale price	$236,711	$252,606	$255,780	$251,539	$250,214
Average homesale broker commission rate	2.53%	2.53%	2.51%	2.52%	2.52%
Net effective royalty rate	4.49%	4.46%	4.49%	4.52%	4.49%
Royalty per side	$282	$297	$301	$299	$296
NRT
Closed homesale sides	56,685	87,803	89,472	74,372	308,332
Average homesale price	$489,053	$511,969	$498,650	$498,276	$500,589
Average homesale broker commission rate	2.50%	2.47%	2.46%	2.45%	2.47%
Gross commission income per side	$13,041	$13,335	$12,985	$12,888	$13,072
Cartus
Initiations	37,898	51,306	44,019	37,987	171,210
Referrals	16,496	27,346	29,259	23,654	96,755
TRG
Purchase title and closing units	20,775	33,104	32,355	26,840	113,074
Refinance title and closing units	7,199	6,410	6,520	7,400	27,529
Average price per closing unit	$1,715	$1,812	$1,803	$1,770	$1,780
_______________

(a)	Includes all franchisees except for NRT.

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Table 4a
REALOGY HOLDINGS CORP.
SELECTED 2015 FINANCIAL DATA
(In millions)

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2015	2015	2015	2015	2015
Net revenues (a)
Real Estate Franchise Services	$151	$213	$214	$177	$755
Company Owned Real Estate Brokerage Services	796	1,289	1,267	992	4,344
Relocation Services	85	108	124	98	415
Title and Settlement Services	87	128	147	125	487
Corporate and Other	(57)	(87)	(84)	(67)	(295)
Total Company	$1,062	$1,651	$1,668	$1,325	$5,706

EBITDA (b)
Real Estate Franchise Services	$86	$146	$152	$111	$495
Company Owned Real Estate Brokerage Services	(16)	97	96	22	199
Relocation Services	7	29	47	22	105
Title and Settlement Services	(3)	20	20	11	48
Corporate and Other (c)	(16)	(27)	(6)	(72)	(121)
Total Company	$58	$265	$309	$94	$726
Less:
Depreciation and amortization	46	52	55	48	201
Interest expense, net	68	50	70	43	231
Income tax expense (benefit)	(24)	66	74	(6)	110
Net Income (loss) attributable to Realogy Holdings	$(32)	$97	$110	$9	$184
_______________

(a)
Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $57 million, $87 million, $84 million and $67 million for the three months ended March 31, 2015, June 30, 2015, September 30, 2015 and December 31, 2015, respectively. Such amounts are eliminated through the Corporate and Other line.

Revenues for the Relocation Services segment include $8 million, $15 million, $16 million and $10 million of intercompany referral commissions paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2015, June 30, 2015, September 30, 2015 and December 31, 2015, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment.

(b)	The three months ended June 30, 2015 includes a net benefit of $1 million from former parent legacy items at the Corporate and Other segment.
The three months ended September 30, 2015 includes a net benefit of $14 million from former parent legacy items at the Corporate and Other segment.
The three months ended December 31, 2015 includes $48 million related to the loss on early extinguishment of debt and restructuring charges of $4 million at the Corporate and Other segment, restructuring charges of $5 million at the Company Owned Real Estate Brokerage Services segment and restructuring charges of $1 million at the Relocation Services segment.
The year ended December 31, 2015 includes $48 million related to the loss on early extinguishment of debt, a net benefit of $15 million from former parent legacy items and restructuring charges of $4 million at the Corporate and Other segment, restructuring charges of $5 million at the Company Owned Real Estate Brokerage Services segment and restructuring charges of $1 million at the Relocation Services segment.

(c)
The three months ended June 30, 2015 includes $6 million of costs related to the settlement of a legal matter, subject to court approval, and certain transaction costs related to acquisitions in April 2015.

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Table 4b
REALOGY HOLDINGS CORP.
SELECTED 2014 FINANCIAL DATA
(In millions)

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2014	2014	2014	2014	2014
Net revenues (a)
Real Estate Franchise Services	$144	$196	$199	$177	$716
Company Owned Real Estate Brokerage Services	750	1,182	1,175	971	4,078
Relocation Services	86	107	125	101	419
Title and Settlement Services	81	108	111	98	398
Corporate and Other	(54)	(81)	(79)	(69)	(283)
Total Company	$1,007	$1,512	$1,531	$1,278	$5,328

EBITDA (b)
Real Estate Franchise Services	$79	$137	$136	$111	$463
Company Owned Real Estate Brokerage Services	(20)	91	93	29	193
Relocation Services	7	26	47	22	102
Title and Settlement Services	(5)	17	15	9	36
Corporate and Other	(25)	(33)	(18)	(31)	(107)
Total Company	$36	$238	$273	$140	$687
Less:
Depreciation and amortization	46	46	48	50	190
Interest expense, net	70	73	54	70	267
Income tax expense (benefit)	(34)	51	71	(1)	87
Net income (loss) attributable to Realogy Holdings	$(46)	$68	$100	$21	$143
_______________

(a)
Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $54 million, $81 million, $79 million and $69 million for the three months ended March 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014, respectively. Such amounts are eliminated through the Corporate and Other line.

Revenues for the Relocation Services segment include $7 million, $12 million, $13 million and $10 million of intercompany referral commissions paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment.

(b)	The three months ended March 31, 2014 includes $10 million related to the loss on early extinguishment of debt and $1 million of former parent legacy costs.
The three months ended June 30, 2014 includes $17 million related to the loss on early extinguishment of debt.
The three months ended September 30, 2014 includes a net benefit of $2 million of former parent legacy items and the reversal of prior year restructuring of $1 million.
The three months ended December 31, 2014 includes $20 million related to loss on early extinguishment of debt and a net benefit of $9 million of former parent legacy items.

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Table 5a
REALOGY HOLDINGS CORP.
2015 EBITDA AND ADJUSTED EBITDA
(In millions)
A reconciliation of net income attributable to Realogy Group to EBITDA and Adjusted EBITDA for the year ended December 31, 2015 is set forth in the following table:

	Year Ended December 31, 2015
Net income attributable to Realogy Group	$184
Income tax expense	110
Income before income taxes	294
Interest expense, net	231
Depreciation and amortization	201
EBITDA	726
Covenant calculation adjustments:
Restructuring costs and former parent legacy benefit, net (a)	(5)
Loss on the early extinguishment of debt	48
Pro forma effect of business optimization initiatives (b)	14
Non-cash charges (c)	46
Pro forma effect of acquisitions and new franchisees (d)	12
Incremental securitization interest costs (e)	4
Adjusted EBITDA	$845
Total senior secured net debt (f)	$2,180
Senior secured leverage ratio	2.58	x
_______________

(a)	Consists of $10 million of restructuring costs offset by a net benefit of $15 million of former parent legacy items.

(b)	Represents the twelve-month pro forma effect of business optimization initiatives.

(c)	Represents the elimination of non-cash expenses, including $57 million of stock-based compensation expense less $11 million for the change in the allowance for doubtful accounts and notes reserves.

(d)
Represents the estimated impact of acquisitions and franchise sales activity, net of brokerages that exited our franchise system as if these changes had occurred on January 1, 2015. Franchisee sales activity is comprised of new franchise agreements as well as growth through acquisitions and sales agent recruitment by existing franchisees with our assistance. We have made a number of assumptions in calculating such estimates and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of January 1, 2015.

(e)	Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended December 31, 2015.

(f)
Represents total borrowings under the Senior Secured Credit Facility and borrowings secured by a first priority lien on our assets of $2,502 million plus $26 million of capital lease obligations less $348 million of readily available cash as of December 31, 2015. Pursuant to the terms of our Senior Secured Credit Facility and Term Loan A Facility, total senior secured net debt does not include our securitization obligations or unsecured indebtedness, including the Unsecured Notes.

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Table 5b
REALOGY HOLDINGS CORP.
2014 EBITDA AND ADJUSTED EBITDA
(In millions)
A reconciliation of net income attributable to Realogy Group to EBITDA and Adjusted EBITDA for the year ended December 31, 2014 is set forth in the following table:

	Year Ended December 31, 2014
Net income attributable to Realogy Group	$143
Income tax expense	87
Income before income taxes	230
Interest expense, net	267
Depreciation and amortization	190
EBITDA	687
Covenant calculation adjustments:
Restructuring costs (reversals) and former parent legacy costs (benefit), net (a)	(11)
Loss on the early extinguishment of debt	47
Pro forma effect of business optimization initiatives (b)	14
Non-cash charges (c)	30
Pro forma effect of acquisitions and new franchisees (d)	8
Incremental securitization interest costs (e)	4
Adjusted EBITDA	$779
Total senior secured net debt (f)	$2,242
Senior secured leverage ratio	2.88	x
_______________

(a)	Consists of a net benefit of $1 million for the reversal of a restructuring reserve and a net benefit of $10 million for former parent legacy items.

(b)
Represents the twelve-month pro forma effect of business optimization initiatives including $9 million of transaction and integration costs incurred for the ZipRealty acquisition, $3 million related to business cost cutting initiatives and $2 million related to vendor renegotiations.

(c)
Represents the elimination of non-cash expenses, including $43 million of stock-based compensation expense less $12 million for the change in the allowance for doubtful accounts and notes reserves and $1 million of other items from January 1, 2014 through December 31, 2014.

(d)
Represents the estimated impact of acquisitions and franchise sales activity, net of brokerages that exited our franchise system as if these changes had occurred on January 1, 2014. Franchisee sales activity is comprised of new franchise agreements as well as growth through acquisitions and sales agent recruitment by existing franchisees with our assistance. We have made a number of assumptions in calculating such estimates and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of January 1, 2014.

(e)	Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended December 31, 2014.

(f)
Represents total borrowings under the senior secured credit facility and borrowings secured by a first priority lien on our assets of $2,480 million plus $20 million of capital lease obligations less $258 million of readily available cash as of December 31, 2014. Pursuant to the terms of our senior secured credit facility, total senior secured net debt does not include our securitization obligations or unsecured indebtedness, including the Unsecured Notes.

Realogy Reports Financial Results for Full Year 2015                            14

Table 6
REALOGY HOLDINGS CORP.
EBITDA AND ADJUSTED EBITDA
THREE MONTHS ENDED DECEMBER 31, 2015 AND 2014
(In millions)
Set forth in the table below is a reconciliation of net income attributable to Realogy to Adjusted EBITDA for the three-month periods ended December 31, 2015 and 2014:

	Three Months Ended
	December 31, 2015	December 31, 2014
Net income attributable to Realogy	$9	$21
Income tax expense	(6)	(1)
Income before income taxes	3	20
Interest expense, net	43	70
Depreciation and amortization	48	50
EBITDA	94	140
Restructuring costs (reversals) and former parent legacy benefit, net	10	(9)
Loss on the early extinguishment of debt	48	20
Pro forma effect of business optimization initiatives	2	5
Non-cash charges	17	8
Pro forma effect of acquisitions and new franchisees	2	2
Incremental securitization interest costs	1	1
Adjusted EBITDA	$174	$167

Realogy Reports Financial Results for Full Year 2015                            15

Table 7
REALOGY HOLDINGS CORP.
FREE CASH FLOW
FOR THE YEAR ENDED DECEMBER 31, 2015 AND 2014

A reconciliation of net income attributable to Realogy Holdings to free cash flow is set forth in the following table:

	Year Ended
	December 31, 2015		December 31, 2014
	($ in millions)	($ per share)	($ in millions)	($ per share)
Net income attributable to Realogy Holdings / Basic earnings per share	$184	$1.26	$143	$0.98
Income tax expense, net of payments	93	0.63	77	0.53
Interest expense, net	231	1.58	267	1.83
Cash interest payments	(244)	(1.67)	(249)	(1.71)
Depreciation and amortization	201	1.37	190	1.30
Capital expenditures	(84)	(0.57)	(71)	(0.49)
Restructuring costs (reversals) and former parent legacy benefit, net of payments	(14)	(0.10)	(15)	(0.10)
Loss on the early extinguishment of debt	48	0.33	47	0.32
Working capital adjustments	26	0.18	(10)	(0.07)
Relocation receivables, net of securitization obligations	(4)	(0.03)	(12)	(0.08)
Free Cash Flow / Cash Earnings Per Share	$437	$2.98	$367	$2.51
Basic weighted average number of common shares outstanding (in millions)		146.5		146.0

Realogy Reports Financial Results for Full Year 2015                            16

Table 8

Non-GAAP Definitions
Adjusted net income is defined by us as net income before the loss on the early extinguishment of debt, mark to market interest rate adjustments, former parent legacy benefit net, reversal of income tax valuation allowance and Bararsani legal settlement. Adjusted earnings per share is Adjusted net income divided by the weighted average common and common equivalent shares outstanding. We present Adjusted net income and Adjusted earnings per share because we believe these measures are useful as supplemental measures in evaluating the performance of our operating businesses and provides greater transparency into our results of operations.
EBITDA is defined by us as net income (loss) before depreciation and amortization, interest expense, net (other than relocation services interest for securitization assets and securitization obligations) and income taxes. Adjusted EBITDA calculated for a twelve-month period is presented to demonstrate our compliance with the senior secured leverage ratio covenant in the Senior Secured Credit Facility and the Term Loan A Facility. Adjusted EBITDA calculated for a twelve-month period corresponds to the definition of "EBITDA," calculated on a "pro forma basis," used in the Senior Secured Credit Facility and the Term Loan A Facility to calculate the senior secured leverage ratio. Adjusted EBITDA includes adjustments to EBITDA for restructuring costs, former parent legacy cost (benefit) items, net, loss on the early extinguishment of debt, non-cash charges and incremental securitization interest costs, as well as pro forma cost savings for restructuring initiatives, the pro forma effect of business optimization initiatives and the pro forma effect of acquisitions and new franchisees, in each case calculated as of the beginning of the twelve-month period. Adjusted EBITDA calculated for a three-month period adjusts for the same items as for a twelve-month period, except that the pro forma effect of cost savings, business optimizations and acquisitions and new franchisees are calculated as of the beginning of the three-month period instead of the twelve-month period.
We present EBITDA and Adjusted EBITDA because we believe EBITDA and Adjusted EBITDA are useful as supplemental measures in evaluating the performance of our operating businesses and provide greater transparency into our results of operations. Our management, including our chief operating decision maker, uses EBITDA as a factor in evaluating the performance of our business. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.
We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.
EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider EBITDA or Adjusted EBITDA either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•	these measures do not reflect changes in, or cash required for, our working capital needs;

•
these measures do not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments on our debt;

•	these measures do not reflect our income tax expense or the cash requirements to pay our taxes;

•	these measures do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements; and

•	other companies may calculate these measures differently so they may not be comparable.
In addition to the limitations described above, Adjusted EBITDA includes pro forma cost savings, the pro forma effect of business optimization initiatives and the pro forma full year effect of acquisitions and new franchisees. These adjustments may not reflect the actual cost savings or pro forma effect recognized in future periods.
Free Cash Flow is defined as net income (loss) attributable to Realogy before income tax expense (benefit), net of payments, interest expense, net, depreciation and amortization, capital expenditures, restructuring costs and former parent legacy costs (benefits), net of payments, loss on the early extinguishment of debt, working capital adjustments and relocation assets, net of change in securitization obligations. Cash Earnings Per Share is defined as Free Cash Flow divided by the

Realogy Reports Financial Results for Full Year 2015                            17

weighted average basic shares outstanding. We use Free Cash Flow and Cash Earnings Per Share in our internal evaluation of operating effectiveness and decisions regarding the allocation of resources. Free Cash Flow and Cash Earnings Per Share are not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance. Free Cash Flow and Cash Earnings Per Share may differ from similarly titled measures presented by other companies.